NEWS RELEASE

For More Information Contact:
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com
ProAssurance Announces Three Investor Events
BIRMINGHAM, AL —August 22, 2014 – ProAssurance Corporation (NYSE:PRA) today announced three investor-focused presentations for the month of September.
2014 KBW Insurance Conference
Howard H. Friedman, the President of ProAssurance’s Healthcare Liability Group will be participating in a question and answer session with investors during the Keefe, Bruyette & Woods Insurance Conference on September 4, 2014 at 11:05 AM ET. Investors who are unable to attend are invited to listen via a webcast that we will make available through a link on the investor home page of our website, www.ProAssurance.com. The presentation will also be available directly from the following link: http://wsw.com/webcast/kbw22/pra.
JMP Financial Services & Real Estate Conference 2014
The Chief Financial Officer of ProAssurance Corporation, Edward L. Rand, Jr, will make a brief presentation at the JMP Financial Services & Real Estate Conference on September 30, 2014, starting at 9:30 AM ET. That presentation will be followed by an extended question and answer session. Investors who cannot attend in person are invited to listen via a webcast that we will make available through a link on the investor home page of our website, www.ProAssurance.com. The presentation will also be available directly from the following link: http://wsw.com/webcast/jmp25/pra.
We will make a replay of both conference sessions available through these webcast links for 90 days after the live event. We will also make any presentation materials available on our website and they will be filed as a Current Report on Form 8K prior to each presentation.
Workers Compensation Briefing
In an effort to better acquaint investors with our workers compensation segment, we will host a conference call on September 5, 2014 beginning at 9:00 AM ET. Executives of Eastern Alliance Insurance Group (“Eastern”), which was acquired by ProAssurance effective January 1, 2014, will discuss the history of Eastern, and the key operational elements and strategic initiatives that have contributed to Eastern’s long-term profitability and allowed Eastern to be an important part of ProAssurance’s success in 2014.
Investors are invited to listen to the prepared remarks and participate in the question and answer session to follow. The conference phone number is (888) 287-5563 (toll free) or (719) 325-2308. The conference call will also be webcast on Streetevents.com, and through the Investor Relations section of ProAssurance.com. A replay will be available through September 30, 2014 at (888) 203-1112 (toll free) or (719) 457-0820, using replay code 5990008.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in medical professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past eight years. ProAssurance Group is rated “A+” (Superior) by A.M. Best and ProAssurance is rated “A” (Strong) by Fitch Ratings.

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